Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 31, 2026, with respect to the consolidated financial statements of Axe Compute Inc. and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

June 9, 2026